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                                                                                                                    Exhibit 12.2

                                                         XTRA CORPORATION
                            STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                            ---------------------------------------------------------------------------
                                                   AND PREFERRED STOCK DIVIDENDS
                                                   -----------------------------
                                                      (Thousands of dollars)


                                                           Fiscal Year Ended September 30,
                                                ------------------------------------------------------
                                                1991          1992        1993        1994*     1995*
                                                ----          ----        ----        ----      ----

         EARNINGS
         Income (loss) from
          operations before
          provision for income
          taxes                                 $ 28,056     $ 44,280   $ 72,360   $     --   $     --
         Add:  Fixed charges, excluding
         such charges not deducted in
         the determination of pre-tax
         income                                   35,261       25,546     43,997         --         --
                                                --------     --------   --------   --------   --------

                                                $ 63,317     $ 69,826   $116,357   $     --   $     --
                                                ========     ========   ========   ========   ========
         FIXED CHARGES
          Interest expense                      $ 30,516     $ 21,129   $ 38,815         --         --
          Interest portion
           of rent expense                         4,745        4,417      5,182         --         --
          Pretax earnings required
            to cover preferred
            dividend requirements                  7,925        7,934      8,923         --         --
                                                --------     --------   --------   --------   --------
                                                $ 43,186     $ 33,480   $ 52,920         --   $     --
                                                ========     ========   ========   ========   ========


         Ratio of Earnings to Combined
          Fixed Charges and
          Preferred Stock
          Dividends                                  1.5x         2.1x       2.2x        --         --
                                                ========     ========   ========   ========   ========

        Note: For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings"
              represents income (loss) from operations before taxes plus fixed charges.  "Fixed charges" for operations consist of interest on indebtedness and the portion of rental expense which represents interest and the amount of pre-tax income necessary to cover preferred stock dividends.

          *   No shares of preferred stock were outstanding during the indicated period.

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